Exhibit 99.1
NEWS RELEASE
Basic Earth Re-Enters Horizontal Bakken Well in Montana
Denver, Colorado, January 4, 2007 — Basic Earth Science Systems, Inc. (Basic or the Company) (OTC:BB BSIC) reported that, along with its partner, it has commenced the re-entry of its Johnson #3-21H well in Richland County, Montana. Previously drilled with a single horizontal borehole, this new effort will add an additional horizontal leg into an area of the spacing unit less likely to be drained by previous vertical production. Operations were commenced in late December 2006 and are expected to take thirty days to complete. The Johnson well was producing approximately 30 barrels of oil per day prior to this re-entry. Basic has a 12.5 percent working interest in the well which is operated by Nance Petroleum Corp, a subsidiary of St. Mary Land & Exploration Company.
“Drilled fifteen months ago, at the time the Johnson well was a disappointment,” said Ray Singleton, president of Basic. “With the addition of another lateral, we are expecting to considerably enhance the production from this well. Regarding our future plans, with a number of diverse efforts both underway or in the planning process, we continue to pursue opportunities that will have a strategic impact on the Company.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ended June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.